EXHIBIT INDEX

Number									Description
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99.1									Press Release dated October 26, 1998

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																Exhibit 99.1

              TRANS WORLD ENTERTAINMENT AND CAMELOT MUSIC HOLDINGS
                             ANNOUNCE STOCK MERGER

             MERGED COMPANY TO HAVE SALES AND MARKET CAPITALIZATION
                            IN EXCESS OF $1 BILLION

	Albany, NY, Oct. 26,  1998  -  Trans World Entertainment Corporation (Nasdaq
NM:  TWMC) and Camelot Music Holdings, Inc. (OTC  BB:   CMHDA)  today  announced
that  they  have  signed  a  definitive  agreement to merge in a stock-for-stock transaction that will create  the  nation's  largest  mall based music retailing
company.  The combined entity will have over 1,000 stores in  44  states.   Both
companies  carry  a  wide  selection of entertainment products including compact discs, prerecorded audio cassettes, videocassettes, DVD and related accessories.
The transaction  is  subject  to  customary  closing  conditions  and regulatory approvals, and is expected to close in early 1999.

	The Board  of  Directors  of  each  company  has  unanimously  approved  the transaction  and recommends the strategic merger.  Each Camelot shareholder will receive 1.9 newly issued shares  of  Trans  World Entertainment common stock for each Camelot share, resulting in the issuance of approximately 20.7 million  new
shares.   The  transaction  is  intended  to  be  accounted  for  as  a tax-free pooling-of-interests and is expected  to  be  immediately accretive to earnings, before considering savings due to anticipated synergies.  "This strategic merger creates value for both Trans World Entertainment and Camelot shareholders," said
Robert J. Higgins, Chairman, Chief Executive Officer,  and  President  of  Trans
World  Entertainment.  "Trans World's merger with Camelot opens the door to many new opportunities that will further  solidify  the company's leading position in the industry.  With relatively few stores overlapping, this merger will allow us to rapidly grow the store base by expanding our presence in  existing  areas  of operation  while  providing  a  springboard  for expansion into new markets.  In addition,  by  acquiring  Camelot's  distribution  facilities  in  Ohio  we will strengthen operating efficiencies and enhance overall financial performance."

	Mr. Higgins will retain the titles of Chairman, CEO  and  President  of  the combined  company,  which  will operate under the name Trans World Entertainment
Corporation.

	James E. Bonk, Chairman  and  CEO  of  Camelot  Music Holdings, stated, "The merger of these two high profile music retailers will leave behind their history as competitors and enter the new year as the single  largest  mall  based  music
retailer.   The  distribution  center  and  nearly  500 Camelot, Wall and Spec's stores will continue to  operate  and  grow  in  the new company.  This business combination will provide significant value for our shareholders."

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	Two current members of Camelot's Board of  Directors  will  join  the  Trans
World Entertainment Board upon the completion of the merger.

	Jeff Maillet, fund manager for Van Kampen Prime Rate Income Trust, Camelot's largest  shareholder,  stated  that he is in full support of the transaction and believes  it  will  ensure  Camelot's  long-term  participation  in  the  retail industry.

	Trans World Entertainment, based in Albany, New York, operates 520 specialty retail music and video  stores,  including  322  mall  locations under the names
Record Town, Saturday Matinee, and F.Y.E.  (For  Your  Entertainment),  and  198
freestanding  and  strip center locations under the names Coconuts, Planet Music and Strawberries Music, which was acquired in 1997.

	Camelot  Music,  primarily  a  mall-based  retailer,  emerged  healthy  from reorganization proceedings on January 27,  1998  and has since acquired both The
Wall, Inc., and Spec's Music Inc., expanding the company  to  435  mall  and  57 freestanding stores.

	Goldman, Sachs & Co. advised Trans World Entertainment.  Merrill Lynch & Co.
and Policano & Manzo LLC served as financial advisors to Camelot.


Certain statements in this report set forth management's intentions; plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.